CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated August 6, 2004 on the financial statements and financial highlights of McCarthy Multi-Cap Stock Fund (formerly the McCarthy Fund), a series of shares of Advisor Series Trust. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
September 28, 2004